EXHIBIT
                                    -------

                         THOMAS LEGER & CO., L.L.P. Certified Public Accountants


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:  Huayang International Holdings, Inc.
Commission File #0-30173

Dear Sir/Madam:

Thomas  Leger  &  Co.,  L.L.P.  ("TLC")  previously  was  engaged  by  Huayang
International Holdings, Inc. (the "Company") as the Company's principal accountants. Except as set forth below, we agree with the statements contained in Item 4 of the Company's Form 8-K regarding an event occurring on February 5, 2004:

- TLC agrees with the Company's statement in paragraph (a) (i) of Item 4 that TLC resigned on February 5, 2004.

- TLC disagrees with the Company's statement in paragraph (a) (ii). TLC's report contained a going concern qualification.

- TLC is not in a position to agree or disagree with the Company's statements in paragraph (a) (iii) of Item 4 regarding recommendation and approval of the Company's Board of Directors regarding change of accountants. However, TLC initiated the event.

- TLC disagrees with statement (a) (iv) as it applies to interim periods. TLC requested additional information from the Company regarding impairment, if any, during the fourth quarter. TCL was/is not in a position to evaluate this issue as it relates to interim periods.

-    TLC has had no contact from Weinberg & Company, P.A. regarding the Company.

- TLC is not in a position to agree or disagree with the Company's statements in paragraph (b) on Item 4 regarding consultation between the Company and Weinberg & Company, P.A.


Very Truly Yours,

/s/  Thomas Leger & Co., L.L.P.
-------------------------------
Thomas Leger & Co., L.L.P.
Houston, Texas
February 17, 2004



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